Exhibit 99.1
For Additional Information:
CytRx Corporation
CEOcast, Inc.
Dan Schustack
dschustack@ceocast.com
212-732-4300
CYTRX REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
LOS ANGELES (November 14, 2007) — CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today reported financial results for the three and nine months ended September 30, 2007.
“We are taking the appropriate preparatory actions to begin an efficacy clinical trial with our lead molecular chaperone drug candidate arimoclomol for the treatment of ALS before the end of 2007 and to start two Phase II clinical trials with arimoclomol in stroke patients and iroxanadine for the treatment of diabetic foot ulcers during the first half of 2008,” said Steven A. Kriegsman, President and CEO. “We have also opened, and are building a scientific and support team at, our San Diego research and development facility dedicated to accelerating our molecular chaperone drug development programs.
“It is gratifying to have filed a registration statement on Form S-1 that marks another step toward unlocking the value of our RNAi assets for CytRx stockholders, in a move that has the added benefit of allowing CytRx management to focus attention on developing the potential of our molecular chaperone technology,” he added. “RXi has recognized RNAi technology leaders, including founder and Scientific Advisory Board member Craig C. Mello, Ph.D., the 2006 Nobel Laureate for co-discovering RNAi, and Tod Woolf, Ph.D., RXi’s Chief Executive Officer, who co-invented and commercialized STEALTH™ RNAi, one of the most widely used second-generation RNAi research products. Since its founding early this year, RXi has been assembling a team of experienced RNAi experts as it continues to expand its technology base.”
REVIEW OF FINANCIAL RESULTS
For the third quarter of 2007, CytRx reported a net loss of $4.6 million, or $0.05 per share, on 88.1 million weighted average shares outstanding. This compares with a third quarter 2006 net loss of $3.0 million, or $0.04 per share, on 67.4 million weighted average shares outstanding. The increase in weighted average shares outstanding resulted primarily from the issuance of shares of common stock upon the exercise of stock options and warrants, and the completion in April 2007 of a direct equity financing.
Revenue for the three months ended September 30, 2007 and 2006 was $2.0 million and $776,000, respectively, and consisted primarily of service revenue recognized from CytRx’s 2006 royalty transaction with the ALS Charitable Remainder Trust. CytRx will continue to recognize the balance of the deferred revenue recorded from the royalty transaction with the ALS Charitable Remainder Trust on a dollar-for-dollar basis for ALS-related research expenses incurred.
Research and development (R&D) expenses were $3.9 million for the third quarter of 2007, compared with $1.7 million for the third quarter of 2006. Research and development expenses incurred during the third quarter related primarily to (i) CytRx’s Phase II clinical program for arimoclomol in ALS, (ii) ongoing research and development related to other molecular chaperone drug candidates, (iii) costs associated with the technologies covered by license agreements with the University of Massachusetts Medical School (UMMS) that were acquired by RXi, and (iv) the small-molecule drug discovery and development operations at the Company’s California laboratory.
General and administrative (G&A) expenses were $3.7 million for the third quarter of 2007, compared with $2.2 million in the comparable prior year period. The increase in G&A expense in the 2007 third quarter resulted primarily from (i) audit fees of $716,000 due to compliance with provisions of the Sarbanes-Oxley Act and professional fees related to RXi’s recently-filed registration statement on Form S-1 to register RXi’s common stock; (ii) $294,000 in increased employee stock option expense associated with new hires; (iii) $158,000 in consulting expenses related primarily to RXi’s registration statement on Form S-1; (iv) $134,000 in legal fees associated with the Form S-1; and (v) ongoing patent-related expenses and increased board of director fees primarily attributable to the addition of RXi’s director costs.
CytRx reported a net loss for the nine months ended September 30, 2007 of $15.4 million, or $0.19 per share, based on 82.2 million weighted average shares outstanding, compared with a net loss of $13.1 million, or $0.19 per share, for the nine months ended September 30, 2006, based on 67.5 million shares outstanding. Revenue for the first nine months of 2007 and 2006 was $6.0 million and $837,000, respectively, and consisted primarily of revenue recorded from the royalty transaction with the ALS Charitable Remainder Trust. The Company recorded approximately $1.7 million in employee stock-based compensation expense for the first nine months of 2007, compared with $1.1 million for the nine months of 2006.
Cash, cash equivalents and short-term investments totaled $66.2 million as of September 30, 2007, compared with cash, cash equivalents and short-term investments of $30.4 million as of December

31, 2006. The increase reflects (i) the issuance of 10.0 million shares of its common stock upon the exercise of stock options and warrants for proceeds of $16.4 million in the nine months ended September 30, 2007, and (ii) the receipt of $34.2 million of net proceeds from a direct equity financing in April 2007, of which $15 million was contributed to RXi (net of reimbursed expenses paid by RXi to the Company) in exchange for equity in RXi, to satisfy initial funding requirements under RXi’s agreement with UMMS. That contribution triggered CytRx’s preexisting contractual agreement to reduce its ownership of RXi to less than a majority, which CytRx plans to accomplish through a dividend of RXi shares to CytRx stockholders. RXi has filed a registration statement on Form S-1 with the Securities and Exchange Commission (SEC) to register shares of RXi common stock that will be distributed to CytRx stockholders. Working capital was $54.6 million as of September 30, 2007.
2007 THIRD QUARTER AND RECENT HIGHLIGHTS
CytRx Corporate Events
•	In September, CytRx named Mitchell K. Fogelman as Chief Financial Officer. Mr. Fogelman has more than 30 years of financial and accounting experience with proven leadership and managerial skills in a public company environment.
Molecular Chaperone Technology Development
CytRx has announced plans to expand its research and development of therapeutic products based on its novel, orally-administered molecular chaperone amplification technology, including broadening its clinical focus beyond the treatment of diseases related to the central nervous system.
•	In July, the arimoclomol clinical development program was chosen as one of the top 10 most interesting neuroscience products available for partnering by an independent committee assembled by Windhover Information, a leading provider of business information products and services to senior healthcare executives.
•	In July, CytRx leased approximately 10,000 square feet of office and laboratory space in San Diego to house its molecular chaperone discovery and development operations, and its clinical and regulatory personnel.
RXi Pharmaceuticals
In January 2007, CytRx established RXi Pharmaceuticals Corporation (RXi), a majority-owned subsidiary. CytRx contributed its RNAi assets to RXi, making it one of the few companies focused exclusively on developing and commercializing therapeutic products based on RNAi technology. RXi’s mission is to build RNAi therapeutics programs with an initial focus on type 2 diabetes, obesity, oncology and neurodegenerative diseases including ALS. Third quarter and recent RXi highlights include:
•	In September, RXi announced an agreement with privately-held TriLink Biotechnologies, Inc. to exclusively license three RNA interference (RNAi) chemistry technologies for all therapeutic RNAi applications. RXi expects that incorporating this chemistry technology with its existing technology portfolio will facilitate the creation of rxRNA™, RXi’s advanced proprietary RNAi compounds.
•	In September, RXi announced the grant of an Australian patent issued to UMMS covering in vivo production of small interfering RNA (siRNA) that mediate gene silencing.

•	In September, RXi named Stephen J. DiPalma as Chief Financial Officer. Mr DiPalma has 20 years of financial, operations and business development experience in early-stage life science companies, including broad financial and strategic management in both private and public companies.
Investment Conference Presentations
CytRx management presented at the following investment community conferences:
•	Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference (November 2007)

•	BIO InvestorForum 2007 (October 2007)

•	Natixis Bleichroeder Hidden Gems Conference (October)

•	UBS Global Life Sciences Conference (September 2007)

•	G5: ThinkEquity Partners’ 5th Annual Growth Conference (September 2007)

•	A.G. Edwards 2nd Annual Emerging Growth Conference (September 2007)
About Arimoclomol
Arimoclomol is one of CytRx’s three orally-administered, clinical stage small molecule compounds. This small molecule drug candidate is believed to function by stimulating a normal cellular protein repair pathway through the activation of “molecular chaperones.” Since damaged proteins called aggregates are thought to play a role in many diseases, CytRx believes that activation of molecular chaperones could have therapeutic efficacy for a broad range of diseases.
Background on Arimoclomol for ALS
CytRx plans to begin a Phase IIb trial with arimoclomol for the treatment of ALS in late 2007, subject to U.S. Food and Drug Administration (FDA) clearance. This trial, currently expected to include approximately 390 ALS patients enrolled at 30 to 35 clinical sites in the U.S. and Canada, will be designed to monitor changes in disease progression and should be completed about 18 months after patient enrollment begins.
In September 2006, CytRx announced receipt of $24.3 million in a non-dilutive agreement with the privately funded ALS Charitable Remainder Trust to fund continued arimoclomol development for the treatment for ALS in return for a 1% royalty from potential worldwide sales of arimoclomol for the treatment of ALS. The Greater Los Angeles Chapter of The ALS Association is the charitable beneficiary of the ALS Charitable Remainder Trust. Arimoclomol for the treatment of ALS has been granted Fast Track designation and Orphan Drug status by the FDA and orphan medicinal product status by the European Commission.
Background on Arimoclomol for Stroke
In April 2007, CytRx announced positive results of animal stroke studies indicating that arimoclomol significantly accelerated the recovery of sensory and motor function in an experimental rat model of stroke, even when treatment was withheld as long as 48 hours after stroke was induced. These data confirm and expand upon preclinical data announced late in 2006. The flexibility to administer arimoclomol for delayed intervention is an advantage compared with currently-marketed drugs for the treatment of stroke and, if efficacious, arimoclomol may allow substantial penetration into the $58 billion stroke market. CytRx is currently planning to initiate a potential Phase II clinical trial with arimoclomol in stroke patients in the first half of 2008.
About Iroxanadine
Iroxanadine has been tested in two Phase I clinical trials and one Phase II clinical trial where it was well tolerated and showed signs of efficacy, significantly improving the function of endothelial cells in blood vessels of patients at risk of cardiovascular disease. CytRx plans to move into a Phase II clinical trial with iroxanadine for the treatment of diabetic foot ulcers in the first half of 2008, subject to FDA clearance.

About Diabetic Foot Ulcers
According to the American Diabetes Association, 20.8 million Americans, or 7% of the population, have diabetes. Approximately 15% of these patients will experience a foot ulcer in their lifetime. according to the National Institutes of Health. In 2002, about 82,000 non-traumatic lower-limb amputations were performed in people with diabetes. The rate of amputation for people with diabetes is 10 times higher than for people without diabetes, making complications from diabetic foot ulcers one of the most common causes of non-traumatic lower extremity amputations in the industrialized world. Costs for the care of ulcerated wounds in the United States have been estimated at $5 billion.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology. In September 2006, CytRx announced that arimoclomol was shown to be safe and well tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company plans to enter a Phase IIb clinical trial with arimoclomol in ALS in 2007, subject to U.S. Food and Drug Administration (FDA) clearance. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS, which has also been granted orphan medicinal product status for the treatment of ALS by the European Commission. The Company has announced plans to commence a Phase II clinical trial for arimoclomol in stroke recovery in the first half of 2008, subject to FDA clearance. The Company has also announced plans to commence a Phase II clinical trial with its next drug candidate, iroxanadine, for diabetic foot ulcers in the first half of 2008, subject to FDA clearance. CytRx has recently opened a research and development facility in San Diego. For more information on the Company, visit www.cytrx.com.
About RXi Pharmaceuticals Corporation
Worcester, Massachusetts-based RXi Pharmaceuticals Corporation, a majority-owned subsidiary of CytRx, is a biopharmaceutical research and development company that focuses on developing RNAi-based therapeutics for the treatment of human disease. RXi’s initial focus is on neurodegenerative diseases, oncology, type 2 diabetes and obesity. RXi has licenses to a diverse series of early patents and patent applications that were filed from 1998 to 2006 in the areas of RNAi target sequences, RNAi chemistry and RNAi delivery. The Company was founded by CytRx and RNAi pioneers Craig Mello, Ph.D., 2006 Nobel Laureate for discovering RNAi and inventing RNAi therapeutics; Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters; Greg Hannon, Ph.D., discoverer of RNAi mechanism (RISC) and short hairpin RNAi (shRNAi); and Michael Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity. RXi’s CEO, Tod Woolf, Ph.D., previously co-invented and commercialized STEALTH™ RNAi, one of the most widely used second-generation RNAi research products.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables to Follow]

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,374,578	$30,381,393
Short-term investments, at amortized cost	11,826,285	—
Accounts receivable	—	105,930
Prepaid expense and other current assets	925,769	233,323

Total current assets	67,126,632	30,720,646
Equipment and furnishings, net	362,779	252,719
Molecular library, net	216,324	283,460
Goodwill	183,780	183,780
Deposits and prepaid insurance expense	222,842	195,835

Total assets	$68,112,357	$31.636,440

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$464,616	$955,156
Accrued expenses	4,954,815	2,722,478
Deferred revenue, current portion	7,112,917	6,733,350

Total current liabilities	12,532,348	10,410,984
Deferred revenue, non-current portion	9,832,574	16,075,117

Total liabilities	22,364,922	26,486,101

Minority interest in losses of subsidiary	2,282,332	—

Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 125,000,000 shares authorized; 89,008,366 and 70,789,000 shares issued at September 30, 2007 and December 31, 2006, respectively	89,008	70,789
Additional paid-in capital	200,864,589	146,961,657
Treasury stock, at cost (633,816 shares held at September 30, 2007 and December 31, 2006, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(155,209,256)	(139,602,869)

Total stockholders’ equity	43,465,103	5,150,339

Total liabilities, minority interest and stockholders’ equity	$68,112,357	$31,636,440

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Service revenue	$2,046,470	$775,000	$5,862,976	$835,831
Grant revenue	—	—	116,070	—
Licensing revenue	—	1,000	1,000	1,000

	2,046,470	776,000	5,980,046	836,831

Expenses:
Research and development (includes an aggregate 462,112 shares of RXi common stock valued at $2,310,560 issued in exchange for licensing rights in the second quarter of 2007)	3,907,514	1,686,636	14,800,183	7,204,018
General and administrative	3,669,361	2,217,571	10,261,042	6,677,154

	7,576,875	3,904,207	25,061,225	13,881,172

Loss before other income	(5,530,405)	(3,128,207)	(19,081,179)	(13,044,341)
Other income:
Interest and dividend income	857,273	296,086	1,896,950	580,483
Other income (loss)	(1,250)	—	1,498,750	—
Minority interest in losses of subsidiary	77,092	—	255,228	—

Net loss before income taxes	(4,597,290)	(2,832,121)	(15,430,251)	(12,463,858)
Provision for income taxes	—	(140,000)	—	(140,000)

Net loss applicable to common shareholders before deemed dividend	(4,597,290)	(2,972,121)	(15,430,251)	(12,603,858)
Deemed dividend for anti-dilution adjustment made to outstanding common stock warrants	—	—	—	(488,429)

Net loss applicable to common shareholders	$(4,597,290)	$(2,972,121)	$(15,430,251)	$(13,092,287)

Basic and diluted loss per common share	$(0.05)	$(0.04)	$(0.19)	$(0.19)

Weighted average shares outstanding	88,122,908	67,421,958	82,235,069	67,463,477